UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2012

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2012, the board of directors (the “Board”) of Lighting Science Group Corporation, a Delaware corporation (the “Company”), approved the 2012 Amended and Restated Equity-Based Compensation Plan (the “Amended and Restated Plan”). The Amended and Restated Plan differs from the Company’s Amended and Restated Equity-Based Compensation Plan (the “Original Plan”) in that it (i) increased the number of authorized shares of common stock issuable pursuant to the Amended and Restated Plan to 55 million from 28 million; (ii) revised the definition of “Fair Market Value” to reflect the current construction of national securities markets; (iii) increased the maximum award to any person to 7.0 million shares of Company common stock, par value $0.001 per share (“Common Stock”), from 2.5 million shares; (iv) increased the maximum value of performance based awards to $1.5 million from $500,000; and (v) provided that options granted pursuant to the Amended and Restated Plan would only be treated as incentive stock options if such plan is approved by the Company’s stockholders on or before July 5, 2013. All other terms of the Original Plan remain substantially unchanged. The Board intends to submit the Amended and Restated Plan to the Company’s stockholders no later than the next annual meeting of stockholders.

On July 5, 2012 (the “Grant Date”), pursuant to the Amended and Restated Plan, the Board granted incentive stock options and nonqualified stock options to purchase an aggregate of 17,895,846 shares of Common Stock. The Board granted to: (i) Steve Marton, the Company’s Interim Chief Executive Officer, (a) a nonqualified stock option to purchase 1,350,748 shares of Common Stock and (b) an incentive stock option to purchase 149,252 shares of Common Stock; (ii) Fred Maxik, the Company’s Chief Technology Officer, (a) a nonqualified stock option to purchase 634,829 shares of Common Stock and (b) an incentive stock option to purchase 298,504 shares of Common Stock; (iii) Keith Scott, the Company’s Chief Commercial Officer, (a) a nonqualified stock option to purchase 2,639,695 shares of Common Stock and (b) an incentive stock option to purchase 298,504 shares of Common Stock and (iv) Brad Knight, the Company’s Interim Chief Operating Officer, a nonqualified stock option to purchase 2,938,199 shares of Common Stock. Each of the incentive stock options and nonqualified stock options has an exercise price of $1.34 per share (the closing price of the Common Stock on the Grant Date) and a term of ten years.

Each of the incentive stock options and nonqualified stock options, other than the stock options granted to Steve Marton and Brad Knight, will vest in four equal installments commencing on the first anniversary of the Grant Date. The incentive stock option granted to Mr. Marton vests as follows: (i) 40,706 shares on the Grant Date; (ii) 6,784 shares on the first day of each month following the Grant Date through December 1, 2012 and (iii) 74,626 shares on January 1, 2013. The nonqualified stock option granted to Mr. Marton vests as follows: (i) 709,294 shares on the Grant Date; (ii) 118,216 shares on the first day of each month following the Grant Date through December 1, 2012 and (iii) 50,374 shares on January 1, 2013. The nonqualified stock option granted to Mr. Knight vests as follows: (i) 245,281 shares on the Grant Date and (ii) 2,692,918 shares in equal monthly installments commencing on the first day each month following the Grant Date through March 1, 2016.

The foregoing description of the Amended and Restated Plan is qualified in its entirety by reference to the full text of the Amended and Restated Plan which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: July 11, 2012	By:	/s/ Zvi Raskin
	Name:	Zvi Raskin
	Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Number	Description of Exhibit

10.1	Lighting Science Group Corporation 2012 Amended and Restated Equity-Based Compensation Plan.